EXHIBIT 10.4

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is entered into as of September 29, 2014 (the “Effective Date”) by and between BioLife Solutions, Inc., a Delaware corporation having its principal place of business at 3303 Monte Villa Parkway, Suite 310, Bothell WA, 98021 (“BioLife”), and biologistex CCM, LLC, a Delaware limited liability company having its principal place of business at 3303 Monte Villa Parkway, Suite 310, Bothell WA 98021 (the “Company”, and together with BioLife, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, BioLife and SAVSU Technologies, LLC, a Delaware limited liability company (“SAVSU”) have entered into a Limited Liability Company Agreement (the “LLC Agreement”) and a Supply and Distribution Agreement related to the formation and operation of the Company prior to or simultaneously with the execution of this Agreement.

WHEREAS, BioLife has agreed to enter into this Agreement with the Company to provide certain services to the Company relating to the Company’s business of manufacturing, promoting and selling controlled temperature transport containers for the safe delivery and storage of medicines and temperature sensitive biologics that are enabled for smart shipper capability (the “Shippers”).

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which the Parties acknowledge, the Parties agree as follows:

1. Definitions.

1.1 “Agreement” has the meaning provided in the Preamble.

1.2 “BioLife” has the meaning provided in the Preamble.

1.3 “Company” has the meaning provided in the Preamble.

1.4 “Confidential Information” has the meaning provided in Section 10.1.

1.5 “Disclosing Party” has the meaning provided in Section 10.1.

1.6 “Effective Date”  has the meaning provided in the Preamble.

1.7 “Electronic Transmission” has the meaning provided in Section 12.3.

1.8 “Initial Term” has the meaning provided in Section 11.1.

1.9 “LLC Agreement” has the meaning provided in the Recitals.

1.10 “Monthly Expense Summary” has the meaning provided in Section 8.1(a).

1.11 “Overhead Fee” has the meaning provided in Section 8.1(c).

1.12 “Parties” has the meaning provided in the Preamble.

1.13 “Party” has the meaning provided in the Preamble.

1.14 “Portal” has the meaning provided in Section 2.2.

1.15 “Receiving Party” has the meaning provided in Section 10.1.

1.16 “Renewal Term” has the meaning provided in Section 11.1.

1.17 “Representatives” has the meaning provided in Section 10.1.

1.18 “SAVSU” has the meaning provided in the Preamble.

1.19 “Services” means the services described in Section 2.

1.20 “Shippers” has the meaning provided in the Recitals.

1.21 “Taxes” has the meaning provided in Section 8.4.

1.22 “Term” has the meaning provided in Section 11.1.

2. Services.

2.1 Management and Operations.  On the terms and subject to the conditions of this Agreement, BioLife will provide and/or cause one or more of its affiliates and/or third parties engaged by BioLife or its affiliates to provide, services to the Company and customers of the Company related to operations, sales, marketing, administration, and development of software for tracking and managing Shippers.

2.2 Portal Development/Maintenance. BioLife will provide the Company with services to develop and maintain a complete, cloud based software system (the “Portal”) that handles data and services related to the operations and deployment of the Shippers. This includes but is not limited to default and custom set-up, receipt of data measurements (such as temperature, GPS location, light, shock, vibration, orientation and humidity) customer contact, shipping, invoicing and reporting data. The portal includes, but is not limited to, data ingestors, database, communications modules, reporting modules, browser accessed interface, and app for smartphones and other devices in accordance with the Minimum Viable Product Feature List at Exhibit A. The Portal shall be owned by the Company, with no restrictions on the use of the Portal by the Company.

2.3 Marketing. BioLife will provide the Company with marketing services related to product launch and adoption. These services include a marketing plan for the product launch and first year marketing activities within three months following the execution of this Agreement and providing the Company with resources needed to execute the marketing plan.

3. Sales Minimums.

3.1 BioLife agrees to manage the Company to achieve the following sales minimums:

(a) Within 12 months of execution – deployment of at least [**Confidential Treatment Requested**] units

(b) Within 24 months of execution – deployment of at least [**Confidential Treatment Requested**] units

3.2 These sales minimums shall be adjusted as appropriate to take into account any problems in performance by SAVSU of its obligations to the Company or other factors out of the control of BioLife. Failure to meet these sales minimums would constitute a material breach on the part of BioLife with regard to which the Company would have the right to terminate under Section 11.2(a), and provided further that BioLife’s obligations hereunder shall not exceed its commitment to provide capital contributions to the Company under the LLC Agreement.

4. Technical Meetings.  Each party agrees to conduct technical (e.g., engineering, quality) meetings with the other party in person or by conference call regularly as agreed by the parties, and no less than monthly for the first six months, and on an agreed upon schedule thereafter.  Meeting notice will be given 14 days ahead of time.  Each party will provide at least one person from its engineering personnel at the technical meetings.  Each party shall bear its own expenses in attending such meetings.

5. Management Meetings.  Each party agrees to conduct management (e.g., asset utilization, cost reduction) meetings with the other party in person or by conference call regularly as agreed by the parties, and no less than quarterly.  Meetings can be requested by either party as needed.  Meeting notice will be given 14 days ahead of time.  Each party will provide at least one person from its management personnel at the management meetings.  Each party shall bear its own expenses in attending such meetings.

6. Changes to Minimum Viable Product Features.  BioLife may not change the Minimum Viable Product Feature List for the Portal without the consent of SAVSU so long as SAVSU is a member of the Company, which consent may be withheld only if the proposed change is not consistent with the reasonable management of the Company’s business.

7. Loans for Purchase of Raw Materials. From time to time, the Company may request SAVSU to stock additional raw materials with long lead times to meet anticipated demand. Any such requests will be prepaid by the Company upon presentation of the request, with such amount to be credited in full against future invoices from SAVSU to the Company. If the Company does not have sufficient cash to prepay for such requests, BioLife may advance funds to the Company to satisfy SAVSU’s prepayment requirement for the requested raw materials. Any such advances shall be deemed to be loans to the Company from BioLife.  All loans shall be paid as soon as possible by the Company, on terms to be agreed, and in any case, the Company shall repay all such loans to BioLife prior to making any distributions to its members.

8. Reimbursement of Costs.

8.1 Expenses. All operating expenses recorded by BioLife to provide the services described in Section 2 on behalf of the Company will be reimbursed by the Company as follows:

(a)

(b) Monthly Expense Summary. BioLife will provide the Company with a detailed listing of all expenses incurred on behalf of the Company on a monthly basis, including expenses related to personnel and other expenses (the “Monthly Expense Summary”); and

(c) Overhead Fee. The Company will pay BioLife a fee of $30,000 per month as payment for overhead expenses incurred by BioLife that are not directly charged to the Company in the Monthly Expense Summary (the “Overhead Fee”). This amount will be reviewed annually and adjusted as necessary to reflect the estimated overhead to be incurred.

8.2 Invoices.  BioLife will provide the Company with an invoice which includes the Monthly Expense Summary and the Overhead Fee within ten (10) days of the end of each month.

8.3 Payment Terms.  Invoices shall be due ten (10) days from the date of the monthly invoice.  All amounts shall be paid in U.S. Dollars. If the Company is not able to pay any invoice from BioLife for such expenses when due, any unpaid amounts shall be deemed to be loans to the Company from BioLife.  All loans shall be paid as soon as possible by the Company, on terms to be agreed, and in any case, the Company shall repay all such loans to BioLife prior to making any distributions to its members.

8.4 Taxes.  Any taxes, levies or similar governmental charges, now in force or enacted in the future, however, designated (“Taxes”) including related penalties and interest, imposed by any governmental authority on or measured by the activities described herein shall be paid by the Company in addition to the amounts invoiced.  The Company shall pay, or reimburse BioLife for the payment of all Taxes including related penalties and interest, except Taxes for which the Company has provided a certificate of exemption or resale acceptable to both BioLife and the appropriate taxing authority.

9. Warranties.

9.1 Portal Warranty.

(a) BioLife warrants to the Company that the Portal shall in all material respects include the features listed in the Minimum Viable Product Feature List; provided, however, that the Company acknowledges that the nature of technology does not and in the future will not allow for the use of the Portal to be continuous and error-free, and that interruptions, crashes, downtime, delays, security issues, and other problems in the Portal are likely to occur from time to time.

(b) BioLife warrants to the Company, that, to the best of the Company’s knowledge, the Portal shall not infringe any copyright rights or misappropriate any trade secrets of any third parties.

9.2 Services Warranty.  BioLife warrants to the Company that it shall provide the Services in a businesslike, conscientious and professional manner; it has or will obtain any necessary permits or licenses to perform the Services; and it will comply with all applicable laws or regulations in performance of the Services.

9.3 Other Warranties.  Each Party hereto warrants to the other Party that such Party has full power to enter into this Agreement and perform the obligations set forth herein, and such ability is not materially limited or restricted by any agreements or understandings between either Party and other persons or companies.

9.4 DISCLAIMER.  THE WARRANTIES SET FORTH HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY BIOLIFE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10. Confidentiality.

10.1 Confidential Information.  For purposes of this Agreement, the term “Confidential Information” means, with respect to each of the Parties and each of their respective affiliates (each, a “Disclosing Party”), information that is proprietary to the Disclosing Party, including patent applications, know-how, designs, formulas, processes, technology, plans, data, trade secrets, inventions, discoveries, improvements and ideas or works of authorship or other information relating to its business; information concerning any of its past, current or possible future products or projects; information about its research, development, purchasing, accounting, marketing, or selling of products or services; and information concerning any of its past, current or possible future customers or business prospects.  Confidential Information will include information furnished in both written and oral form to a Party (the “Receiving Party”) or any of their respective directors, officers, employers, agents or advisors (collectively, such Party’s “Representatives”).  The terms of this Agreement constitute Confidential Information.  Confidential Information will not include (a) any information lawfully in the possession of the Receiving Party prior to the date of disclosure thereof by the Disclosing Party or its Representatives, on a non-confidential and lawful basis, (b) any information which is in the public domain or hereafter becomes a part thereof through no fault of the Receiving Party, (c) any information that becomes available to the Receiving Party on a non-confidential and lawful basis from a source other than any other Person bound by this Agreement, or (d) any information disclosed from one Person bound by this Agreement to another which is expressed in writing by the Disclosing Party to be non-confidential.  Each Party acknowledges that the Confidential Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use.

10.2 Protection of Confidential Information.  Except as otherwise may be specifically provided herein, each Party shall hold all Confidential Information of a Disclosing Party in the strictest confidence and shall disclose such Confidential Information only to its respective Representatives who have a need to know such information, which Representatives shall also hold such information in the strictest confidence.  Further, each Party agrees that it (i) shall use each Disclosing Party’s Confidential Information solely and exclusively for carrying out the purposes of, or its rights under, this Agreement and shall not otherwise utilize a Disclosing Party’s Confidential Information for the benefit of the Receiving Party or any third party.  Each Receiving Party will direct its Representatives to treat a Disclosing Party’s Confidential Information in accordance with this Agreement and to exercise such precautions or measures as may be reasonable in the circumstances to prevent improper use of such Confidential Information by them, and each Receiving Party will be responsible for any breaches by such Representatives of this Agreement.  Each Receiving Party shall take, at its sole cost and expense, all reasonable measures, including but not limited to court proceedings, to restrain its Representatives (or former Representatives) from unauthorized disclosure or use of a Disclosing Party’s Confidential Information.  Each Receiving Party agrees that, at the Disclosing Party’s request, it will cooperate, and will cause its Representatives to cooperate, fully with the Disclosing Party in any and all legal action taken by the Disclosing Party to protect the Disclosing Party’s rights in its Confidential Information.

10.3 Compelled Disclosure.  This Agreement does not prohibit the disclosure of Confidential Information where applicable law requires, including, but not limited to, disclosure in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction and any disclosures necessary to comply with applicable securities laws.  In the event the Receiving Party is required to disclose Confidential Information in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction, the Receiving Party shall promptly notify the Disclosing Party in writing, and cooperate, and cause its Representatives to cooperate, at the Disclosing Party’s sole expense, with the Disclosing Party in seeking to limit the disclosure of such Confidential Information.  In the event that a protective order or other remedy is not promptly obtained to limit the disclosure, the Receiving Party or any Representative to whom the Receiving Party transmits the Disclosing Party’s Confidential Information shall furnish only that portion of the Disclosing Party’s Confidential Information which in the opinion of such person’s counsel is legally required and shall exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the Disclosing Party’s Confidential Information.

10.4 Return of Information.  Upon any termination, cancellation or expiration of this Agreement, or upon the Disclosing Party’s request for any reason (other than in breach of this Agreement), the Receiving Party shall return promptly to the Disclosing Party or certify the destruction of the originals and all copies of any written documents, tools, materials or other tangible items containing or embodying Confidential Information of the Disclosing Party; provided, however, that the Receiving Party shall be entitled to retain one copy of Confidential Information of the Disclosing Party as is necessary as a record as to what is confidential and what was returned or destroyed.  Notwithstanding the foregoing, a Receiving Party shall not be required to attempt to permanently delete Confidential Information electronically captured by its automated archival back-up systems.

10.5 Remedies.  The Receiving Party agrees that its obligations provided in this Section 10 are necessary and reasonable in order to protect the Disclosing Party and its business, and expressly agrees that monetary damages may be inadequate to compensate the Disclosing Party for any breach by the Receiving Party of its covenants and agreements set forth in this Agreement.  Accordingly, each Receiving Party agrees and acknowledges that in the event of any such breach or threatened breach, in addition to any other remedy that may be available in law, in equity or otherwise, the Disclosing Party shall be entitled to seek and obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by the Receiving Party, without the necessity of proving actual damages.

10.6 Survival.  The terms and provisions of this Section 10 will survive any termination of this Agreement for a period of five years and shall bind the Parties’ successors and assigns.

11. Term and Termination.

11.1 Term.  This Agreement shall commence as of the Effective Date and shall continue for twenty (20) years following the Effective Date (“Initial Term”) unless sooner terminated as set forth herein.  This Agreement may only be extended thereafter pursuant to agreement of the parties in writing (with any such extensions being a “Renewal Term”).  The Initial Term and any Renewal Terms are referred to jointly as the “Term.”

11.2 Early Termination.

(a) If either Party is in material breach of any of its obligations under this Agreement and fails to cure that breach within one hundred eighty days (180) days after receipt of written notice of such breach from the nonbreaching Party, the nonbreaching Party may terminate this Agreement immediately by giving written notice of such termination.

(b) This Agreement shall terminate automatically on the dissolution of the Company.

11.3 Effects of Termination.

(a) Upon any expiration or termination of this Agreement, in addition to the Parties’ other rights and remedies at law and in equity, the Parties shall negotiate in good faith the delivery of Services to any existing customers of the Company for a transition period to be agreed upon, not to exceed three (3) months from the effective date of termination, subject to the payment terms of Section 8.

(b) Notwithstanding the expiration or termination of this Agreement, any provision of this Agreement shall survive termination that by its nature is necessary to permit the Parties to perform their respective obligations for the transition period provided under Section 11.3(a), that applies to the Parties’ relationship generally or that relates to payments payable for Services rendered to the Company.

12. Miscellaneous.

12.1 Independent Contractors.  Notwithstanding anything else set forth herein to the contrary, the relationship of the Parties is that of independent contractor, and nothing herein shall be construed to create a partnership, joint venture, franchise, employment, or agency relationship between the Parties.  Neither Party shall have authority to enter into agreements of any kind on behalf of the other Party, nor shall either Party have the power or authority to bind or obligate the other Party in any manner to any third party.  BioLife shall be responsible for the timely withholding and payment of all taxes in connection with the Services (including for BioLife’s employees who provide any Services), including federal, state and local income tax, social security tax, Medicare tax, unemployment insurance taxes, and any other taxes or fees or the like.

12.2 Assignment.  Neither Party may assign any of its rights or obligations hereunder in whole or in part without the prior written consent of the other Party.  Any attempted assignment in violation of this provision shall be null, void and without legal effect.

12.3 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing.  Without limiting the manner by which written notice may otherwise be given, any notice shall be effective if given by a form of receipt verified Electronic Transmission consented to in writing by the Person to whom the notice is given, which consent has not been revoked in writing.  “Electronic Transmission” means any form of receipt verified communication, not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.  Notice will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five Business Days after being mailed if sent by first class mail, return receipt requested, (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, (v) if sent by facsimile or electronic mail to the Person, when directed to a number or address, as applicable, at which the Person receiving the notice has consented to receive notice in this manner.  All notices to the Company shall be addressed to the addresses set forth below, or to such other address as a Party may provide in accordance with this Section 12.3.

If to the Company:

Mike Rice, President
biologistex CCM, LLC
3303 Monte Villa Parkway, #310
Bothell, WA 98021

If to BioLife:

Daphne Taylor, CFO
BioLife Solutions, Inc.
3303 Monte Villa Parkway, #310
Bothell, WA 98021

12.4 Headings.  The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.5 References.  References to Sections, Exhibits and like references are to Sections and Exhibits and the like of this Agreement unless otherwise expressly provided.

12.6 Construction.  The word “including” means “including without limitation.”  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.

12.7 Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the state of Delaware, without giving effect to any choice of law provisions thereof.

12.8 Venue.  Any action at law, suit in equity, or judicial proceeding of any kind arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement or the relationship between the Parties shall be litigated only in the courts located in King County, State of Washington, and the Parties waive any right they may have to challenge the jurisdiction of this court or seek to bring any action in any other forum, whether originally or by transfer, removal, or change of venue.

12.9 Entire Agreement; Amendments.  This Agreement, including the Exhibit attached hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter.  No amendment to or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both Parties.

12.10 Severability.  If any provision or provisions of this Agreement shall be determined to be unenforceable, then the Parties shall in good faith negotiate for a substitute provision addressing the same subject matter as the unenforceable provision(s) as may then be considered to be enforceable; provided, however, that if no substitute provision can be formulated which shall be accepted by the Parties as enforceable, this Agreement shall nonetheless continue in full force and effect with the unenforceable provision(s) stricken herefrom.

12.11 Waiver.  The failure or delay of either Party to enforce at any time any provision hereof shall not be construed to be a waiver of such provision or of the right thereafter to enforce each and every provision.  No waiver by either Party to this Agreement, either express or implied, of any breach of any term, condition, or obligation of this Agreement, shall be construed as a waiver of any subsequent term, condition, or obligation of this Agreement.

12.12 Execution.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original hereunder.  Each Party agrees to be bound by its own facsimile or telecopy signature, and accepts the facsimile or telecopy signature of the other Party hereto.

12.13 Remedies.  All remedies set forth in this Agreement are cumulative and in addition to any other or further remedies provided in law or in equity.

12.14 Construction.  Words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires.  The singular shall include the plural, unless the context otherwise requires.  Whenever the word “include,” “includes” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized and empowered officer and representatives as of the Effective Date.

BIOLOGISTEX CCM, LLC                                                                  BIOLIFE SOLUTIONS, INC.

By:  /s/ Mike Rice                                                      By:  /s/ Daphne Taylor
Name:  Mike Rice                                                               Name:  Daphne Taylor
Title:  President                                                                  Title:  Chief Financial Officer

Attachment:
Exhibit A – Portal Minimum Viable Product Feature List

EXHIBIT A

Portal: Minimum Viable Product Feature List

[**Confidential Treatment Requested**]